Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities® Linked to the NYSE Arca Gold Miners IndexSM
Issuer	Deutsche Bank AG (“Deutsche Bank”), London Branch
Principal Amount	$10.00 per unit
Term	Approximately one year and one week, if not called prior to the final Observation Date
Market Measure	The NYSE Arca Gold Miners IndexSM (Bloomberg symbol: “GDM”)
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the call level (100% of the starting value)
Observation Level	The closing level of the Market Measure on the applicable Observation Date
Observation Dates	Approximately six, nine, and twelve months after the pricing date
Call Amounts

In the event of an automatic call, the call amount payable per unit will be:

•  [$11.250 to $11.450] if called on the first Observation Date

•  [$11.875 to $12.175] if called on the second Observation Date

•  [$12.500 to $12.900] if called on the final Observation Date

The actual Call Amounts will be determined on the pricing date.

Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 10% decline, with up to 90% of your principal at risk
Threshold Value	90% of the starting value
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1159508/000095010316014006/dp66357_424b2-str102.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.

•	Payments on the notes, including any repayment of principal, are subject to the credit risk of Deutsche Bank and any resolution measure imposed by the competent resolution authority, as well as any actual or perceived changes in Deutsche Bank’s creditworthiness, are expected to affect the value of the notes. If Deutsche Bank becomes insolvent, is unable to pay its obligations or any resolution measure becomes applicable to it, you may lose your entire investment.

•	Your investment return is limited to the return represented by the applicable call premium and may be less than a comparable investment directly in the stocks included in the Market Measure.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.

•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•	You will have no rights of a holder of the securities included in the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

•	All of the securities included in the Market Measure are concentrated in one industry. A small number of the components of the Market Measure with larger market capitalization may have a significant impact on the level of the Market Measure and the Market Measure is not necessarily representative of the gold and silver mining industry.

•	There is no direct correlation between the value of the notes or the level of the Market Measure, on the one hand, and gold and silver prices, on the other hand.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Deutsche Bank AG has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the Securities and Exchange Commission for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free 1-800-294-1322.

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-206013 Date June 7, 2016